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                                                                     Exhibit 4.6

                                                                      May 1 2000

                              LEASE OF OFFICE SPACE

BETWEEN: 448048 ONTARIO INC. & FIRST UNITED REAL ESTATE
         INVESTORS INC.                                             ("Landlord")
           (a Joint Venture operating as 4211 YONGE STREET)

AND:     IMI INTERNATIONAL MEDICAL INNOVATIONS INC.                   ("Tenant")

FOR PREMISES AT:  4211 YONGE STREET, SUITE 300, WILLOWDALE, ONTARIO, M2P 2A9.


LANDLORD AND TENANT, in consideration of the covenants herein contained, hereby agree as follows:

                             ARTICLE I DEFINITIONS

1.01   Definitions In this Lease:

(a)    "Article" means an article of this Lease.

(b) "Building" means Landlord's building known as 4211 YONGE STREET, WILLOWDALE, ONTARIO, M2P 2A9.

(c)    "Commencement Date" means the first day of the Term of this Lease.

(d)    "Exhibit A" means the plan(s) attached hereto as Exhibit A.

(e) "Exhibit A (i)" means the provisions relating to the construction of Leased Premises, Landlord's Work and Tenant's Work, attached hereto as Exhibit A (i).

(f)    "Exhibit A (ii)" means the Legal Description of the Building.

(g) "Exhibit B" means the provisions relating to Occupancy Costs and other matters attached hereto as Exhibit B.

(h)    "Exhibit C" means Rules and Regulations attached hereto as Exhibit C.

(i)    "Exhibit D" means Supplemental Terms and Conditions.

(j) "Fiscal Year" means a twelve (12) month period (all or part of which falls within the Term) from time to time determined by Landlord at the end of which Landlord's books are balanced for auditing and/or taxation purposes. Unless otherwise notified by the Landlord, "Fiscal Year" shall mean the calendar year.

(k) "Land" means the whole of the lands described in the legal description attached hereto as Exhibit A (ii), together with attendant common, public and service areas.

(l)    "Occupancy Costs" means amounts payable by Tenant to Landlord under
       Article 4.02.

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(m)    "Other Charges" means amounts payable by Tenant to Landlord other than under Article 4.00.

(n) "Rent" means all amounts payable by Tenant to Landlord including under Articles 4.01, 4.02, 4.03 and 6.05.

(o) "Lease" means this lease, Exhibits A, A(i), A(ii), B, C, and D to this lease, and every property executed instrument (including an accepted Offer to Lease, referred to in Article 21.05), which by its terms amends, modifies or supplements this lease.

(p) "Premises" means approximately 2,309 rentable square feet, more or less, being a portion of the third floor of the Building as generally indicated on Exhibit A, bounded by the interior face of all walls, the upper surface of the concrete floor, and the under surface of the ceiling.

(q)    "Term" means the period of time set out in Article 3.01.

                           ARTICLE II GRANT OF LEASE

2.01 Grant. Landlord demises and leases the Premises to Tenant, and Tenant hereby leases and accepts the Premises from Landlord, to have and hold during the Term, subject to the terms and conditions of this Lease.

2.02 Covenants of Landlord and Tenant. Landlord covenants to observe and perform all of the terms and conditions to be observed and performed by Landlord under this Lease. Tenant covenants to pay the Rent when due under this Lease, and to observe and perform all of the terms and conditions to be observed and performed by Tenant under this Lease.

2.03 Construction of Premises. Landlord shall provide only such improvements as are listed in Exhibit A (i), All other improvements including the work obligated in Exhibit A (i) shall be provided by Tenant at the sole cost and expense of Tenant and in compliance with Exhibit A (i)

2.04 License to use common area. Possession of the Premises by Tenant shall include the non-exclusive use, in common with others entitled thereto, of the Common Areas from time to time: subject however to the terms and conditions of this Lease, and to the rules and regulations the Landlord prescribes from time to time.

                        ARTICLE III TERM AND POSSESSION

3.01 Term. The term of this lease shall be Five (5) Years, beginning on the 1st day of July, 2000 and ending on the 30th day of June, 2005, unless terminated earlier as provided in this Lease.

3.02 Acceptance of Premises. Taking possession of all or any part of the Premises by Tenant shall be conclusive evidence against Tenant that the Premises or such part are in satisfactory condition on the date of taking possession, subject only to deficiencies (if any) listed in writing in a notice delivered by Tenant to Landlord not more than five (5) days after the date of taking possession save and except for latent defects.

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                      ARTICLE IV RENT AND OCCUPANCY COSTS

4.01 Base Rent. Tenant shall pay to the Landlord as Base Rent for the Premises the sum of monies as stated in Exhibit (D).

4.02 Additional Rent. In addition to Base Rent, Tenant shall pay to the Landlord, at the times and in the manner provided in Article 4.06, the Occupancy Costs set out in Exhibit B: and at such times and in such manner as reasonably required by Landlord, all other amounts (including Additional Services under Article 6.05) which are payable by Tenant to Landlord under this Lease.

4.03 Interest. Tenant shall pay to Landlord interest at a rate equal to three percent (3%) per annum in excess of the minimum lending rate to prime commercial borrowers from time to time current at the Bank of Montreal in Toronto from the due date until actual payment, upon all Rent required to be paid hereunder, from the due date for payment thereof until the same is fully paid and satisfied.

4.04 Payment of Rent - General. All amounts payable by Tenant to Landlord under this Lease shall be deemed to be Rent and shall be payable and recoverable as Rent and Landlord shall have the same rights against Tenant for default in any such payment as in the case of arrears of Rent. Rent shall be paid to Landlord, without deduction or set-off, in lawful money of Canada, at the address of Landlord as set out in this Lease, or to such other person or at such other address as Landlord may from time to time designate in writing. Tenant's obligation to pay Rent shall survive the expiration or earlier termination of this Lease.

4.05 Rent for Part-Month. If the Term ends on a day other than the last day of a calendar month, the installment of Base Rent payable on the first day of the last calendar month of the Term shall be that proportion of the Annual Base Rent which the number of days from the first day of such last calendar month to the last day of the Term, bears to three hundred sixty-five (365). Equivalently if the Term commences on a day other than the first day of a calendar month, the installment of Base Rent payable on the commencement date shall be that proportion of the Annual Base Rent which the number of days from the Commencement Date to the end of the same month bears to three hundred sixty-five
(365).

4.06   Payment - Occupancy Costs

(a) At the beginning of each Fiscal Year, Landlord shall compute and deliver to Tenant an estimate of Occupancy Costs for the Fiscal Year that is commencing and without further notice Tenant shall pay to Landlord in monthly installments one-twelfth (1/12) of such estimate simultaneously with Tenant's payments of Base Rent during such Fiscal Year.

(b) Unless delayed for any reason, Landlord shall deliver to Tenant within one hundred twenty (120) days after the end of each Fiscal Year a written statement (the "Statement") setting out in reasonable detail the amount of Occupancy Costs for such Fiscal Year. If the Statement has been delayed, Landlord shall deliver same as soon as reasonably possible thereafter, If the aggregate of monthly installments of Occupancy Costs actually paid by Tenant to Landlord during such Fiscal Year differs from the amount of Occupancy Costs payable for such Fiscal Year under Article 4.02, Tenant shall pay or Landlord shall refund the difference (as the case may be) without interest within thirty (30) days after the date of delivery of the Statement. Such Statement of Landlord shall be final and binding and Tenant shall

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       have no right to dispute the accuracy or propriety of any amounts or calculations included therein, except to the extent that (a)Tenant shall have, within ninety (90) days after being given such Statement demonstrated to the Landlord's satisfaction any error in such Statement and (b) Tenant shall have an additional ninety (90) days to request information from Landlord relating to Occupancy Costs if such occupancy costs have a variance of greater than twenty percent (20%) than in the previous Fiscal Year.

                           ARTICLE V USE OF PREMISES

5.01 Use. The Premises shall be used and occupied only as business premises for the business of a general office or for such other purpose as the Landlord may specifically authorize in writing, and such business shall be conducted during the entire Term in a first-class and reputable manner befitting the Building and the customers thereof.

5.02 Compliance with laws. The Tenant shall use and occupy the Premises in a safe, careful and proper manner and shall comply with any present or future regulations or orders of any governing body or any authority having jurisdiction and the requirements of any insurer. If by reason of the Tenant's use of the Premises, improvements are necessary to comply with any of the foregoing or with the requirements of insurance carriers, Tenant shall pay the entire cost thereof.

5.03 Abandonment. Tenant shall not vacate or abandon the Premises at any time during the Term without Landlord's written consent.

5.04 Nuisance. Tenant shall not cause or maintain any nuisance in or about the Premises, and shall keep the Premises free of debris, rodents, vermin and anything of a dangerous, noxious or offensive nature or which could create a fire hazard (through undue load on electrical circuits or otherwise) or undue vibration, heat or noise or otherwise.

                    ARTICLE VI SERVICES, MAINTENANCE, REPAIR
                           AND ALTERATIONS BY LANDLORD

6.01 Quiet Enjoyment. The Landlord covenants with the Tenant for quiet enjoyment.

6.02 Services to Premises. Landlord shall provide in office premises during Normal Business Hours:

(a) heating that shall maintain an indoor temperature of twenty-two (22) degrees Celsius dry bulb

(b) air-conditioning that shall maintain an indoor temperature of not more than twenty-four (24) degrees Celsius dry bulb with a two (2) degree Celsius upswing in the summer with outside peak design temperatures as indicated in "Climate Information for Building Design in Canada 1975" (Supplement No. I to the National Building Code of Canada)

(c) ventilation that shall supply a minimum of 2.5 liters per second of outside air per ten (10) square meters of net floor area and a minimum of ten (10) liters per second of total ventilation air per ten (10) square meters of net floor area at all outdoor conditions

(d)    janitor services, including exterior window washing

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(e)    electric power for normal lighting and small business office equipment
       (but not equipment using amounts of power disproportionate to that used by other tenants in the Building)

(f) replacement of Building Standard fluorescent tubes, light bulbs and ballasts as required from time to time as a result of normal usage, and

(g)    maintenance, repair, and replacement as set out in Article 6.04.

6.03   Building Services. Landlord shall provide in the Building:

(a) washrooms sufficient for the normal use thereof by occupants in the Building,

(b) elevator or escalator service for access to and egress from the Premises (if applicable),

(c) heat, ventilation, air conditioning, lighting, electric power, domestic hot (or tempered) and cold running water, supplies and Janitor service in the Common Areas of the Building, during Normal Business Hours,

(d) a general directory board on which Tenant shall be entitled to have its name shown, provided that Landlord shall have exclusive control thereof and of the space thereon to be allocated to each tenant, and,

(e)    maintenance, repair, and replacement as set out in Article 6.04.

6.04 Maintenance, Repair and Replacement. Landlord shall operate, maintain, repair and replace the systems, facilities and equipment necessary for the proper operation of the office Building and for provision of Landlord's services under Article 6.02 and 6.03 (except as such may be installed by or be the property of Tenant), and shall be responsible for and shall expeditiously maintain and repair the foundations, structure and roof of the Building and repair damage to the Building which Landlord is obligated to insure against and for which Landlord receives proceeds under Article 9.00, provided that:

(a) If all or part of such systems, facilities and equipment are destroyed, damaged or impaired, Landlord shall have a reasonable time in which to complete the necessary repair or replacement.

(b) Landlord may temporarily discontinue such services or any of them at such times as may reasonably be necessary.

(c) Landlord shall use reasonable diligence in carrying out its obligations, but shall not be liable under any circumstances for any damage whether direct to any person or property for any failure to do so, or indirect or consequential damages.

(d)    No reduction or discontinuance of such services under this Article 6.04
       (a) or (b) shall be construed as a breach of Landlord's covenant for quiet enjoyment or as an eviction of Tenant or shall release Tenant from any obligation under this Lease.

6.05   Additional Services

(a) (i) Tenant shall pay to Landlord forthwith on demand all charges as determined and allocated by Landlord acting reasonably in respect of all special services provided to or for the benefit of Tenant beyond building standard services the costs for which are included in Operating Costs, such special services

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       including, without limitation, charges for security, hoisting, supervision, elevator services, assistance of Building staff, waste removal, and receiving, storing and handling materials and articles and such services listed in Section 6.02 required beyond the building standard level provided to the tenants generally ("Additional Services"): and

       (ii) unless otherwise expressly agreed between Landlord and Tenant to the contrary, all work performed and materials supplied by Landlord for Tenant or otherwise respecting the Premises pursuant to the provisions hereof or otherwise shall be paid for by Tenant to Landlord forthwith upon demand at Landlord's cost for same plus ten percent (10%) for inspection and supervision plus ten percent (10%) for overhead and profit or such other reasonable amounts as may be charged by Landlord for overhead and profit from time to time.

(b) Tenant shall not without Landlord's written consent install in the Premises equipment (including telephone equipment) which generates sufficient heat to affect the temperature otherwise maintained in the Premises by the air conditioning system as normally operated. Landlord may install supplementary air conditioning units, facilities or services in the Premises, or modify its air conditioning system, as may in Landlord's reasonable opinion be required to maintain proper temperature levels, and Tenant shall pay Landlord within ten (10) days of receipt of any invoice for the cost thereof, including installation, operation and maintenance expense.

(c) If Landlord shall from time to time determine that the use of electricity or any other utility or service in the Premises is disproportionate to the use of other tenants, Landlord may separately charge Tenant for the excess costs the Landlord in its judgment attributes to such disproportionate use. At Landlord's request, Tenant shall install and maintain at Tenant's expense, metering devices for checking the use of any such utility or service in the Premises.

6.06   Alterations by Landlord. Landlord may from time to time:

(a) make repairs, replacements, changes or additions to the structure, systems, facilities and equipment in the Premises,

(b) make changes in or additions to any part of the Building not in or forming part of the Premises, and,

(c) change or alter the location of common areas of the Building, provided that in doing so Landlord shall not disturb or interfere with Tenant's use of the Premises and operation of its business any more than is reasonably necessary in the circumstances and shall repair any damage to the Premises caused thereby.

6.07 Access by Landlord. Tenant shall permit Landlord to enter the Premises outside normal business hours, and during normal business hours to examine, inspect, and show the Premises to persons wishing to lease them, to provide services or make repairs, replacements, changes or alterations as set out in this Lease, and to take such steps as Landlord may deem necessary for the safety, improvement or preservation of the Premises or the Building. Landlord shall whenever possible consult with or give reasonable notice to Tenant prior to such entry, but no such entry shall constitute a breach of Landlord's covenant for quiet enjoyment or an eviction or entitle Tenant to any abatement of Rent.

6.08 Energy, Conservation and Security Policies. Landlord shall be deemed to have observed and performed the terms and conditions to be performed by Landlord under this

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Lease, including those relating to the provision of utilities and services, if in so doing it acts in accordance with a directive, policy or request of a governmental or quasi-governmental authority or any utility in the fields of energy, conservation or security.

6.09 Notwithstanding the provisions of this Article 6, the Landlord shall not be responsible for any delay in effecting repairs or for non-performance during periods of maintenance or inspections or other disruptions of service.

                  ARTICLE VII MAINTENANCE, REPAIR, ALTERATIONS
                           AND IMPROVEMENTS BY TENANT

7.01 Condition of Premises. Except to the extent that Landlord is specifically responsible therefor under this Lease, Tenant shall maintain the Premises including all trade fixtures and all glass therein and all improvements therein in good order and condition and in a good and reasonable state of repair and consistent with the general standards of first class office/retail buildings in the area including:

(a) repainting and redecorating the Premises and cleaning drapes and carpets at reasonable intervals as determined by the Landlord, and,

(b) making repairs, replacements and alterations as needed, including those necessary to comply with the requirements of any governmental or quasi-governmental authority having jurisdiction.

7.02 Failure to Maintain Premises. If Tenant fails to perform any obligation under Article 7.01, then on not less than ten (10) days notice to Tenant, Landlord may enter the Premises and perform such obligation without liability to Tenant for any loss or damage to Tenant thereby incurred, and Tenant shall pay Landlord for the cost thereof, plus twenty percent (20%) of such cost for overhead and supervision, within ten (10) days of receipt of Landlord's invoice therefor.

7.03 Alterations by Tenant. Tenant may from time to time at its own expense make changes, additions and improvements in the Premises to better adapt the same to its business, provided that any such change, addition or improvement shall:

(a) comply with the requirements of any governmental or quasi-governmental authority having jurisdiction,

(b)  be made only with the prior written consent of Landlord,

(c)  equal or exceed the then current standard for Building, and,

(d) be carried out only by persons approved in writing by Landlord, who shall if required by Landlord deliver to Landlord before commencement of the work performance and payment bonds as well proof of workers compensation and public liability and property damage insurance coverage, with Landlord named as an additional insured, in amounts with companies, and in form reasonably satisfactory to Landlord, which shall remain in effect during the entire period in which the work will be carried out.

     Any increase in property taxes on or fire or casualty insurance premiums for the Building attributable to such change, addition or improvement shall be borne by Tenant.

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7.04 Trade Fixtures and Personal Property. Subject to the prior written approval of the Landlord, Tenant may install in the Premises trade fixtures and personal property usual to a business or professional office in a proper manner, provided that no such installation shall interfere with or damage the mechanical or electrical systems or the structure of the Building. If Tenant is not then in default hereunder, trade fixtures and personal property installed in the Premises by Tenant may be removed from the Premises:

(a) from time to time in the ordinary course of Tenant's business or in the course of reconstruction, renovation, or alteration of the Premises by Tenant, and,

(b) during a reasonable period prior to the expiration of the Term, provided that Tenant promptly repairs at its own expense any damage to the Premises resulting from such installation and removal.

7.05 Construction Lien. Tenant shall pay all costs for work done or caused to be done by Tenant in the Premises which could result in any lien or encumbrance on Landlord's interest in the Land or Building or any part thereof, shall keep the title to the Land or Building and every part thereof free and clear of any lien or encumbrance in respect of such work, and shall indemnify and hold harmless Landlord against any claim, loss, cost, demand and legal or other expense, whether in respect of any lien or otherwise, arising out of the sum of material, services or labor for such work. Tenant shall immediately notify Landlord of any such lien, claim of lien or other action of which it has or reasonably should have knowledge and which affects the title to the Land or Building or any part thereof, and shall cause the same to be removed within five (5) days (or such additional time as Landlord may consent to in writing), failing which Landlord may take such action as Landlord deems necessary to remove the same by paying such monies into court and the entire cost thereof shall be immediately due and payable by Tenant to Landlord.

7.06 Signs and Directory. The Tenant covenants that it will not paint, display, inscribe, place or affix any sign, symbol, notice or lettering of any kind anywhere outside the Leased Premises, whether on the outside or inside of the building, or within the Leased Premises so as to be visible from the outside of the Leased Premises, with the exception only of an identification sign at the entrance to the Leased Premises and a directory listing in the main lobby of the building, in each case containing only the name of the Tenant, and to be subject to the approval of the Landlord as to design, size, location and content. Such identification sign and directory listing shall be installed at the expense of the Tenant and the Landlord reserves the right to install them.

                               ARTICLE VIII TAXES

8.01 Landlord's Taxes. Landlord shall pay on or before the due date (subject to participation by Tenant by payment of Occupancy Costs under Article 4.02) every real estate tax, assessment, license fee and other charge, excepting Tenant's Taxes under Article 8.02, which is imposed, levied, assessed or charged by any governmental or quasi-governmental authority having jurisdiction and which is payable in respect of the Term upon or on account of the Land or Building.

8.02 Tenant's Taxes. Tenant shall pay by due date every tax, assessment, license fee, excise and other charge, however described, which is imposed, levied, assessed or charged by any governmental or quasi-governmental authority having jurisdiction and which is payable in respect of Term upon or on account of:

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(a)  operations at, occupancy of, or conduct of business in or from the Premises by or with the permission of Tenant,

(b) fixtures or personal property in the Premises which do not belong to the Landlord, and,

(c) the Rent paid or payable by Tenant to Landlord for the Premises or for the use and occupancy of all or any part thereof; including under and by virtue of any Goods and Services Tax.

     Provided that if Landlord so elects by notice to Tenant, Tenant shall add any amounts payable under this Article 8.02 to the monthly installments of Base Rent payable under Article 4.01 and Landlord shall remit such amounts to the appropriate authorities.

8.03 Right to Contest. Landlord and Tenant shall each have the right to contest in good faith the validity or amount of any tax, assessment, license fee, excise fee and other charge which it is responsible to pay under this Article 8.00, provided that no contest by Tenant may involve the possibility of forfeiture, sale or disturbance of Landlord's interest in the Premises and that upon the final determination of any contest by Tenant, Tenant shall immediately pay and satisfy the amount found to be due, together with any costs, penalty and interest.

                              ARTICLE IX INSURANCE

9.01 Landlord's Insurance. During the Term, Landlord shall maintain (subject to participation by Tenant by payment of Occupancy Costs under Article 4.02) liability insurance, fire insurance with extended coverage, boiler and pressure vessel insurance, and other insurance on the Building and all property and interest of Landlord in the Building with coverage and in amounts not less than those which are from time to time acceptable in the Landlord's judgment in the area in which the Building is located. Landlord may also maintain, in the same manner, gross profits insurance for loss of rents payable to Landlord.

Policies for such insurance shall waive, to the extent available from Landlords carrier(s), any right of subrogation against Tenant.

9.02 Tenant's Insurance. During the Term, Tenant shall maintain at its own expense:

(a) fire insurance with extended coverage and water damage insurance in amounts sufficient to fully cover Tenant improvements and all property in the Premises which is not owned by Landlord, and,

(b) liability insurance, with Landlord named as an additional insured, against claims for death, personal injury and property damage in or about the Premises, in amounts which are from time to time acceptable to a prudent tenant in the community in which the Building is located, but not less than two million dollars ($2,000,000.00) for death or injury to one (1) person, two million dollars ($2,000,000.00) for death or injury to more than one
     (1) person, and two million dollars ($2,000,000.00) for property damage, in respect of each occurrence.

     Policies for such insurance shall be in a form and with an insurer reasonably acceptable to Landlord, shall require at least fifteen (15) days written notice to Landlord of termination or material alteration during the Term, and shall waive, to the extent available, any right of subrogation against Landlord. If requested by

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      Landlord, Tenant shall from time to time promptly deliver to Landlord certified copies or other evidence of such policies, and evidence satisfactory to Landlord that all premiums thereon have been paid and the policies are in full force and effect.

                     ARTICLE X INJURY TO PERSON OR PROPERTY

10.01 Indemnity by Tenant. Tenant shall indemnify and save harmless Landlord from and against every demand, claim, cause of action, judgment and expense, and all loss and damage arising from:

(a) any injury or damage to the person or property of Tenant, any other tenant in the Building or to any other person rightfully in the Building, where the injury or damage is caused by negligence or misconduct of Tenant, its agents, servants or employees, or of any other person entering upon the Premises under express or implied invitation of Tenant, or results from the violation of laws or by-laws or orders of any kind or of the provisions of this Lease by any of the foregoing,

(b) any loss or damage, however caused, to books, records, files, money, securities, negotiable instruments or papers in or about the Premises,

(c) any loss or damage resulting from interference with or obstruction of deliveries to or from the Premises, and,

(d) any injury or damage not specified above to the person or property of Tenant, its agents, servants or employees, or any other person entering upon the Premises under express or implied invitation of Tenant, where the injury or damage is caused by any reason other than the negligence or misconduct of Landlord, its agents, servants, or employees.

10.02 Subrogation. The provisions of this Article 10.00 are subject to the waiver of any right of subrogation against Tenant in Landlord's Insurance under
Article 9.01 and to the waiver of any right of subrogation against Landlord in Tenant's Insurance under Article 9.02.

                      ARTICLE XI ASSIGNMENT AND SUBLETI1NG

11.01 Licenses. The Tenant shall not permit any part of the Premises to be used or occupied by any person other than the Tenant, any assignees of subtenants permitted under clause 11.02 and the employees of the Tenant and of any such permitted assignee or subtenant, or permit any part of the Premises to be used or occupied by any licensee or concessionaire, or permit any persons to be upon the Premises other than the Tenant, such permitted assignees or subtenants and their respective employees, customers and others having lawful business with them.

11.02 Assignment and Sublease. The Tenant shall not assign this Lease or sublet the whole or any part of the Leased Premises unless (1) it shall have received or procured a bona fide written offer to take an assignment or sublease which is not inconsistent with, and the acceptance of which would not breach any provision of this Lease if this Article is complied with and which the Tenant has determined to accept subject to this Article being complied with, and (2) it shall have first requested and obtained the consent in writing of the Landlord thereto. Any request for such consent shall be in writing and accompanied by a true copy of such offer and the Tenant shall furnish to the Landlord all information reasonably requested by the Landlord as to the responsibility, reputation, financial

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standing and business of the proposed assignee or subtenant, and shall pay the costs the Landlord reasonably incurs on the request. Within ten (10) days after the receipt by the Landlord of such request for consent and of all information which the Landlord shall have requested hereunder (and if no such information has been requested, within fifteen (15) days after receipt of such request for consent) the Landlord shall have the right upon written notice to the Tenant, if the request is to assign this Lease or sublet the whole of the Premises, to cancel and terminate this lease or if the request is to sublet a part of the Premises only, to cancel and terminate this Lease with respect to such part, in each case as of a termination date to be stipulated in the notice of termination which shall be not less than sixty (60) days or more than ninety (90) days following the giving of such notice and in such event the Tenant shall surrender the whole or part as the case may be of the Premises in accordance with such notice and rent shall be apportioned and paid to the date of surrender and, if a part only of the Leased Premises is surrendered, rent payable under Clause 2 shall thereafter abate proportionately. If the Landlord shall not exercise the foregoing right of termination, then the Landlord's consent to the Tenant's request for consent to assign or sublet shall not be unreasonably withheld and if such consent shall be given the Tenant shall assign or sublet, as the case may be, only upon the Terms set out in the offer submitted to the Landlord as aforesaid and not otherwise.

11.03 Subsequent Assignments. Landlord's consent to an assignment, transfer or subletting (or use or occupation of the Premises by any other person) shall not be deemed to be a consent to any subsequent assignment, transfer, subletting, use or occupation.

11.04 Change of Control of Tenant. Sales aggregating more than fifty percent (50%) of the voting stock of Tenant, and other changes of control of Tenant shall be deemed to be an assignment of this Lease and subject to the provisions of Article 11.02.

                             ARTICLE XII SURRENDER

12.01 Possession. Upon the expiration or other termination of the Term, Tenant shall immediately quit and surrender possession of the Premises in substantially the good condition in which Tenant is required to maintain the Premises, excepting only reasonable wear and tear and damage covered by Landlord's insurance under Article 9.01. Upon such surrender, all right, title and interest of Tenant in the Premises shall cease.

12.02 Trade Fixtures, Personal Property and Improvements. Subject to Tenant's rights under Article 7.04, after the expiration or other termination of the Term all of Tenant's trade fixtures, personal property and improvements remaining in the Premises shall be deemed conclusively to have been abandoned by Tenant and may be appropriated, sold, destroyed or otherwise disposed of by Landlord without notice or obligation to compensate Tenant or to account therefor, and Tenant shall pay to Landlord on written demand all costs incurred by Landlord in connection therewith.

12.03 Merger. The voluntary or other surrender of this Lease by Tenant or the cancellation of this Lease by mutual agreement of Tenant and Landlord shall not work a merger, and shall at Landlord's option terminate all or any subleases and subtenancies or operate as an assignment to Landlord of all or any subleases and Landlord's option hereunder shall be exercised by written notice to Tenant and all known subleases or subtenants in the Premises or any part thereof.

12.04 Payments After Termination. No payments of money by Tenant to Landlord after the expiration or other termination of the Term or after the giving of any notice (other than a demand for payment of money) by Landlord to Tenant, shall reinstate, continue or

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extend the Term or make ineffective any notice given to Tenant prior to the payment of such money. After the service of notice or the commencement of a suit, or after final judgment granting Landlord possession of the Premises, Landlord may receive and collect any sums of Rent due under the Lease, and the payment thereof shall not make ineffective any notice, or in any manner affect any pending suit or any judgment theretofore obtained.

                           ARTICLE XIII HOLDING OVER

13.01 Month-to-Month Tenancy. If with Landlord's written consent Tenant remains in possession of the Premises after the expiration or other termination of the Term, Tenant shall be deemed in the absence of a statement to the contrary in such written consent, to be occupying the Premises on a month-to-month tenancy only, at a monthly rental equal to the Rent as determined in accordance with
Article 4.00 or such other rental as is stated in such written consent, and such month-to-month tenancy may be terminated by Landlord or Tenant on the last day of any calendar month by delivery of at least thirty (30) days advance notice of termination to the other.

13.02 Overholding Tenant. If without Landlord's written consent, Tenant remains in possession of the Premises after the expiration or other termination of the Term, Tenant shall be deemed to be occupying the Premises at a charge equal to two times the monthly Rent determined in accordance with Article 4.00. Such may be terminated by Landlord at any time upon demand, and may be terminated by Tenant by delivery of at least ninety (90) days advance notice of termination.

13.03 General. Any month-to-month tenancy or overholding hereunder shall be subject to all other terms and conditions of this Lease except any right of renewal and nothing contained in this Article 13.00 shall be construed to limit or impair any of Landlord's rights of re-entry or eviction or constitute a waiver thereof.

                       ARTICLE XIV RULES AND REGULATIONS

14.01 Purpose. The Rules and Regulations in Exhibit C have been adopted by Landlord for the safety, benefit and convenience of all tenants and other persons in the Building.

14.02 Observance. Tenant shall at all times comply with, and shall cause its employees, agents, licensees and invitees to comply with the Rules and Regulations from time to time in effect.

14.03 Modification. Landlord from time to time, for the purposes set out in
Article 14.01, may amend, delete from, or add to the Rules and Regulations, provided that any such modification:

(a)   shall not be repugnant to any other provision of this Lease,

(b) shall be reasonable and have general application to all tenants of the same type of premises as Tenant (retail or office) in the Building, and,

(c) shall be effective only upon delivery of a copy thereof to Tenant at the Premises.

14.04 Non-Compliance. Landlord shall use its best efforts to secure compliance by all tenants and other persons with the Rules and Regulations from time to time in effect, but shall not be responsible to Tenant for failure of any person to comply with such Rules and Regulations.

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

                            ARTICLE XV EXPROPRIATION

15.01 Taking of Premises. If during the Term all of the Premises shall be expropriated or taken for any public or quasi-public use under any statute or law, or purchased under threat of such taking, this Lease shall automatically terminate on the date on which the expropriating authority takes possession of the Premises (hereinafter called the `date of such taking").

15.02 Partial Taking of Building. If during the Term only part of the Building is taken or purchased as set out in Article 15.01, then:

(a) if in the reasonable opinion of Landlord substantial alteration or reconstruction of the Building is necessary or desirable as a result thereof, whether or not the Premises are or may be affected, the Landlord shall have the right to terminate this Lease by giving the Tenant at least thirty (30) days written notice of such termination,

(b) if more than one-third (1/3) of the number of square feet in the Premises is included in such taking or purchase, Landlord and Tenant shall each have the right to terminate this Lease by giving the other at least thirty
      (30) days written notice thereof. If either party exercises its right of termination hereunder, this Lease shall terminate on the date stated in the notice, provided, however, that no termination pursuant to notice hereunder may occur later than sixty (60) days after the date of such taking.

15.03 Surrender. On any such date of termination under Article 15.01 or 15.02, Tenant shall immediately surrender to Landlord the Premises and all interests therein under this Lease. Landlord may re-enter and take possession of the Premises and remove Tenant therefrom, and the Rent shall abate on the date of termination, except that if the date of such taking differs from the date of termination, then rent shall abate on the former date in respect of the portion taken. After such termination, and on notice from Landlord stating the Rent then owing, Tenant shall forthwith pay Landlord such Rent.

15.04 Partial Taking of Premises. If any portion of the Premises (but less than the whole thereof) is so taken, and no rights of termination herein conferred are exercised, the Term of this Lease shall expire with respect to the portion so taken on the date of such taking. In such event the Rent payable hereunder with respect to such portion so taken shall abate on such date, and the Rent thereafter payable with respect to the remainder not so taken shall be adjusted pro rata by Landlord in order to account for the resulting reduction in the number of square feet in the Premises.

15.05 Awards. Upon any such taking or purchase, Landlord shall be entitled to receive and to retain the entire award or consideration for the affected lands and improvements, and Tenant shall not have nor advance any claim against Landlord for the value of its property or its leasehold estate or the unexpired Term of the Lease, or for costs or removal or relocation, or business interruption expense or any other damages arising out of such taking or purchase. Nothing herein shall give Landlord any interest in or preclude Tenant from seeking and recovering on its own account from the condemning authority any award or compensation attributable to the taking or purchase of Tenant's improvements, chattels or trade fixtures, or the removal or relocation of its business and effects, or the interruption of its business. If any such award made or compensation paid to either party specifically includes an award or amount for the other, the party first receiving the same shall promptly account therefor to the other.

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

                  ARTICLE XVI DAMAGE BY FIRE OR OTHER CASUALTY

16.01 Limited Damage to Premises. If all or part of the Premises are rendered untenantable by damage from fire or other casualty which, in the reasonable opinion of Landlord's architect can be substantially repaired under applicable laws and governmental regulations within one hundred eighty (180) days from the date of such casualty, Landlord shall forthwith repair such damage other than damage to improvements, furniture, chattels or trade fixtures which do not belong to Landlord out of the proceeds of fire insurance paid to the Landlord.

16.02 Major Damage to Premises. If all or part of the Premises are rendered untenantable by damage from fire or other casualty which, in the reasonable opinion of Landlord's architect cannot be substantially repaired under applicable laws and governmental regulations within one hundred eighty (180) days from the date of such casualty then either Landlord or Tenant may elect to terminate this Lease as of the date of such casualty by written notice delivered to the other not more than thirty (30) days after receipt of such Architect's opinion, failing which Landlord shall repair such damage other than damage to improvements, furniture, chattels and trade fixtures which do not belong to Landlord.

16.03 Abatement. If Landlord is required to repair damage to all or part of the Premises under Article 16.01 or 16.02 the Rent payable by Tenant hereunder shall be proportionately reduced to the extent that the Premises are thereby rendered unusable by Tenant in its business, from the date of such casualty until completion by Landlord of the repairs to the Premises (or the part thereof rendered untenantable).

16.04 Major Damage to Building. If all or a substantial part (whether or not including the Premises) of the Building is rendered untenantable by damage from fire or other casualty to such a material extent that in the reasonable opinion of Landlord the Building must be totally or partially demolished, whether or not to be reconstructed in whole or in part, Landlord may elect to terminate this Lease as of the date of such casualty (or on the date of notice if the Premises are unaffected by such casualty) by written notice delivered to Tenant not more than sixty (60) days after the date of such casualty.

16.05 Limitation on Landlord's Liability. Except as specifically provided in this Article 16.00, there shall be no reduction of Rent and Landlord shall have no liability to Tenant by reason of any injury to or interference with Tenant's business or property arising from fire or other casualty, howsoever caused, or from the making of any repairs resulting therefrom in or to any portion of the Building or the Premises. Notwithstanding anything contained herein, Rent payable by Tenant hereunder shall not be abated, if the damage is caused by any act or omission of Tenant, its agents, servants, employees or any other person entering upon the Premises under express or implied invitation of Tenant.

                       ARTICLE XVII TRANSFERS BY LANDLORD

17.01 Sales, Conveyance and Assignment. Nothing in this Lease shall restrict the right of Landlord to sell, convey, assign or otherwise deal with the Building, subject only to the rights of Tenant under this Lease.

17.02 Effect of Sale, Conveyance or Assignment. A sale, conveyance or assignment of the Building shall operate to release Landlord from liability from and after the effective date thereof upon all of the covenants, terms and conditions of this Lease, express or implied, except as such may relate to the period prior to such effective date, and Tenant

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

shall thereafter look solely to Landlord's successor in interest in and to this Lease. This Lease shall not be affected by any such sale, conveyance or assignment, and Tenant shall attom to Landlord's successor in interest thereunder.

17.03 Subordination. This Lease is and shall be subject and subordinate in all respects to any and all mortgages and deeds of trust now or hereafter placed on the Building or Land, and to all renewals, modifications, consolidations, replacements and extensions thereof.

17.04 Attornment. Subject to Article 17.05, if the interest of Landlord is transferred to any person (herein called "Purchaser") by reason of foreclosure or other proceedings for enforcement of any such mortgage or deed of trust, or by delivery of a deed in lieu of such foreclosure or other proceedings, Tenant shall immediately and automatically attorn to Purchaser.

17.05 Non-disturbance. No attornment by Tenant under Article 17.04 shall be effective unless before the date of transfer to Purchaser, Purchaser delivers to Tenant a written undertaking, binding upon Purchaser and enforceable by and for the benefit of Tenant under applicable law, that this Lease and Tenant's rights hereunder shall continue undisturbed while Tenant is not in default despite such enforcement proceedings and transfer.

17.06 Effect of Attornment. Upon attornment under Article 17.04 this Lease shall continue in full force and effect as a direct lease between Purchaser and Tenant, upon all of the same terms, conditions and covenants as are set forth in this Lease except that, after such attornment, Purchaser shall not be:

(a)   liable for any act or omission of Landlord, or,

(b) subject to any offsets or defenses which Tenant might have against Landlord, or,

(c) bound by any prepayment by Tenant of more than one month's installment of Rent, or by any previous modification of this Lease, unless such prepayment or modification shall have been approved in writing by Purchaser or any predecessor in interest except Landlord.

17.07 Execution of Instruments. The subordination and attornment provisions of this Article 17.00 shall be self-operating and except as set out in Article
17.05 no further instrument shall be required. Nevertheless Tenant, on request by and without cost to Landlord or any successor in interest, shall execute and deliver any and all instruments further evidencing such subordination and (where applicable hereunder) attornment.

                     ARTICLE XVIII NOTICES, ACKNOWLEDGEMENT
                             AUTHORITIES FOR ACTION

18.01 Notices. Any notice from one party to the other hereunder shall be in writing and shall be deemed duly served if delivered personally to a responsible employee of the party being served, or if mailed by registered or certified mail addressed to Tenant at the Premises (whether or not Tenant has departed from, vacated or abandoned the same) or the Landlord at the place from time to time designated by the Landlord. Any notice shall be deemed to have been given at the time of personal delivery or, if mailed, seven (7) days after the date of mailing thereof. Either party shall have the right to designate by notice, in the manner above set forth, a different address to which notices are to be mailed.

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

18.02 Acknowledgements. The Tenant shall at any time and from time to time upon not less than twenty (20) days prior notice from the Landlord execute, acknowledge and deliver a written statement certifying that:

(a) this Lease is in full force and effect, subject only to such modifications (if any) as may be set out therein,

(b) Tenant is in possession of the Premises and paying Rent as provided in this Lease,

(c)   the dates (if any) to which Rent is paid in advance, and,

(d) that there are not, to such party's knowledge, any defaults on the part of either party hereunder, or specifying such defaults if any are claimed. Any such statement may be relied upon by any prospective transferee or encumbrance of all or any portion of the Building, or any assignee of any such persons. If Tenant fails to timely deliver such statement, Tenant shall be deemed to have acknowledged that this Lease is in full force and effect, without modification except as may be represented by Landlord, and that there are no uncured defaults in Landlord's performance.

18.03 Authorities for Action. Landlord may act in any matter provided for herein by its Property Manager and any other person who shall from time to time be designated by Landlord by notice to Tenant. Tenant shall designate in writing one or more persons to act on its behalf in any matter provided for herein and may from time to time change, by notice to Landlord, such designation. In the absence of any such designation, the person or persons executing this Lease for Tenant shall be deemed to be authorized to act on behalf of Tenant in any matter provided for herein.

                              ARTICLE XIX DEFAULT

19.01 Costs and Charges. Tenant shall indemnify Landlord against all cost and charges (including legal fees) lawfully and reasonably incurred in enforcing payment of overdue Rent and in obtaining possession of the Premises after default of Tenant or upon expiration or early termination of the Term of this Lease or in enforcing any covenant proviso or agreement of Tenant herein contained.

19.02 Right of Landlord to Perform Covenants. All covenants and agreements to be performed by Tenant under any of the terms of this Lease shall be performed by Tenant, at Tenant's sole cost and expense, and without any abatement of Rent. If Tenant shall fail to perform any act on its part to be performed hereunder, and such failure shall continue for ten (10) days after notice thereof from Landlord, Landlord may (but shall not be obligated to do so) perform such act without waiving or releasing Tenant from any of its obligations relative thereto. All sums paid or costs incurred by Landlord in so performing such acts under this Article 19.02, together with interest thereon at the rate set out in
Article 19.01 from the date each such payment was made or each sum cost incurred by Landlord, shall be payable by Tenant to Landlord on demand.

19.03 Events of Default.  If and whenever:

(a) part or all of the Rent hereby reserved is not paid when due, and such default continues for seven (7) days after the due date thereof,

(b) the Term or any goods, chattels or equipment of Tenant is attached under any court order or if a writ of execution is issued against Tenant, or,

(c) Tenant becomes insolvent or commits an act of bankruptcy or becomes bankrupt or takes the benefit of any statute that may be in force for bankrupt or insolvent debtors or becomes involved in voluntary or involuntary winding-up proceedings or if a receiver shall be appointed for the business, property, affairs or revenues of Tenant, or,

(d) Tenant makes a bulk sale of its goods or moves or commences, attempts or threatens to move its goods, chattels and equipment out of the Premises (other than in the normal course of its business) or ceases to conduct business from the Premises, or,

(e) Tenant fails to observe, perform and keep each and every of the covenants, agreements, provisions, stipulations and conditions herein contained to be observed, performed and kept by Tenant (other than payment of Rent) and persists in such failure after ten (10) days written notice by Landlord requiring that Tenant remedy, correct, desist or comply (or if any such breach would reasonably require more than ten (10) days to rectify, unless Tenant commences rectification within the ten (10) day notice period and thereafter promptly and effectively and continuously proceeds with the rectification of the breach), then and in any of such cases, at the option of Landlord, the full amount of the current month's and the next ensuing three (3) months installments of Annual Rent shall immediately become due and payable and Landlord may immediately distain for the same, together with any arrears then unpaid; and Landlord may without notice or any form of legal process forthwith re-enter upon and take possession of the Premises or any part thereof in the name of the whole and remove and sell Tenant's goods, chattels and trade fixtures therefrom, any rule of law or equity to the contrary notwithstanding; and Landlord may seize and sell such goods, chattels and equipment of Tenant as are in the Premises and may apply the proceeds thereof to all Rent and other payments to which Landlord is then entitled under this Lease. Any such sale may be effected in the discretion of Landlord by public auction or otherwise, and either in bulk or by individual item, or partly by one means and partly by another all as Landlord in its entire discretion may decide. If any of Tenant's property is disposed of as provided in this Article 19.03, ten
      (10) days prior notice to Tenant of disposition shall be deemed to be commercially reasonable.

19.04 Waiver of Exemption and Redemption. Notwithstanding anything contained in any statute now or hereafter in force limiting or abrogating the right of distress, none of Tenant's goods, chattels or trade fixtures on the Premises at any time during the continuance of the Term shall be exempt from levy by distress for Rent in arrears, and upon any claim being made for such exemption by Tenant or on distress being made by Landlord this agreement may be pleaded as an estoppel against Tenant in any action brought to test the right to the levying upon any such goods as are named as exempted in any such statute, Tenant hereby waives all and every benefit that could or might have accrued to Tenant under and by virtue of any such statute but for this Lease. Tenant hereby expressly waives any and all rights of redemption granted by or under any present or future laws in the event of Tenant being evicted or dispossessed for any cause, or in the event of Landlord obtaining possession of the Premises, by reason of the violation by Tenant of any of the terms or conditions of this Lease or otherwise.

19.05 Surrender. If and whenever Landlord is entitled to or does re-enter, Landlord may terminate this Lease by giving notice thereof, and in such event Tenant shall forthwith vacate and surrender the Premises.

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

19.06 Payments. If Landlord shall re-enter or if this Lease shall be terminated hereunder, Tenant shall pay to Landlord on demand:

(a) Rent up to the time of re-entry or termination, whichever shall be the later, plus accelerated rent as herein provided, and,

(b) all expenses incurred by Landlord in performing any of Tenant's obligations under this Lease, re-entering or terminating and re-letting, collecting sums due or payable by Tenant, realizing upon assets seized (including brokerage, legal fees and disbursements), and the expense of keeping the Premises in good order, repairing the same and preparing them for re-letting, and,

(c) as damages for the loss of income of Landlord expected to be derived from the Premises, the amounts (if any) by which the Rent which would have been payable under this Lease exceeds the payments (if any) received by Landlord from other tenants in the Premises, payable on the first day of each month during the period which would have constituted the unexpired portion of the Term had it not been terminated, or if elected by Landlord by notice to Tenant at or after re-entry or termination, a lump sum amount equal to the Rent which would have been payable under this lease from the date of such election during the period which would have constituted the unexpired portion of the Term had it not been terminated, reduced by the rental value of the Premises for the same period, established by reference to the terms and conditions upon which Landlord re-lets them if such re-letting is accomplished within a reasonable period after termination, and otherwise established by reference to all market and other relevant circumstances: Rent and rental value being reduced to present worth at an assumed interest rate of ten percent (10%) on the basis of Landlord's estimates and assumptions of fact which shall govern unless shown to be erroneous.

19.07 Remedies Cumulative. No reference to no exercise of any specific right or remedy by Landlord shall prejudice or preclude Landlord from exercising or invoking any other remedy in respect thereof, whether allowed at law or in equity or expressly provided for herein. No such remedy shall be exclusive or dependent upon any other such remedy, but Landlord may from time to time exercise any one or more of such remedies independently or in combination.

                      ARTICLE XX EVENTS TERMINATING LEASE

20.01 If any policy of the insurance from time to time effected by the Landlord upon the Building of which the Premises form a part shall be cancelled or about to be cancelled by the insurer by reason of the use or occupation of the leased premises by the Tenant or any assignee, subtenant or licensee of the Tenant or anyone permitted by Tenant to be upon the premises and the Tenant after receipt of written notice from the Landlord shall have failed to forthwith take such steps in respect of such use or occupation as shall enable the Landlord to re-instate or avoid cancellation of such policy of insurance, the Landlord may at its option terminate this lease by leaving upon the Premises notice in writing of such termination.

20.02 Prohibited Occupancy. If, without the written consent of the Landlord, the Premises shall be used by any persons other than the Tenant or its permitted assigns or subtenants or for any purposes other than that for which they were leased, or occupied by any persons whose occupancy is prohibited by this Lease, or if the Premises shall be vacated or abandoned, or remain unoccupied for fifteen (15) days or more while capable of being occupied, or if the term or any of the goods and chattels of the Tenant shall at any time be seized in execution or attachment or if the Tenant is a corporation and shall take any steps or suffer any order to be made for its winding up or other termination of its corporate existence, then in any such case the Landlord may, at its option, terminate this Lease by leaving upon the Premises notice in writing of such termination and thereupon, and in addition to the payment by the Tenant of Rent and other payment for which the Tenant is liable under this Lease, Rent for the current month and the next ensuing three
(3) months rent shall immediately become due and be paid by the Tenant.

                           ARTICLE XXI MISCELLANEOUS

21.01 Relationship of Parties. Nothing contained in this Lease shall create any relationship between the parties hereto other than that of landlord and tenant, and it is acknowledged and agreed that Landlord does not in any way or for any purpose become a partner of Tenant in the conduct of its business, or a joint venturer or a member of a joint or common enterprise with Tenant.

21.02 Consent Not Unreasonably Withheld. Except as otherwise specifically provided, whenever consent or approval of Landlord or Tenant is required under the terms of this Lease, such consent or approval shall not be unreasonably withheld or delayed. Tenant's sole remedy if Landlord unreasonably withholds or delays consent or approval shall be an action for specific performance, and Landlord shall not be liable for damages. If either party withholds any consent or approval, such party shall on written request deliver to the other party a written statement giving the reasons therefor.

21.03 Name of Building. Landlord shall have the right, after thirty (30) days notice to Tenant to change the name, number or designation of the Building, during the Term without liability to Tenant.

21.04 Applicable Law and Construction. This Lease shall be governed by and construed under the laws of the jurisdiction in which the Building is located, and its provisions shall be construed as a whole according to their common meaning and not strictly for or against Landlord or Tenant. The words Landlord and Tenant shall include the plural as well as the singular. If this Lease is executed by more than one tenant, Tenants' obligations hereunder shall be joint and several obligations of such executing tenants. Time is of the essence in this Lease and each of its provisions. The captions of the Articles are included for convenience only, and shall have no effect upon the construction or interpretation of this Lease.

21.05 Entire Agreement. If there are any terms and conditions which at the date of execution of this Lease are additional or supplemental to those set out on the preceding pages and in Exhibits A, B, and C, such terms and conditions are contained in Exhibit D attached hereto as part of this Lease. This Lease contains the entire agreement between the parties hereto with respect to the subject matter of this Lease. Tenant acknowledges and agrees that it has not relied upon any statement, representation, agreement or warranty except such as are set out in this Lease. If this Lease is made pursuant to an accepted Offer to Lease, then the term "Lease" in this Article 21.05 shall be deemed to include such accepted Offer to Lease, and such accepted offer shall survive execution of this Lease, save that to the extent there is conflict between this Lease and such accepted Offer to Lease, the provision of this Lease shall prevail.

21.06 Amendment or Modification. Unless otherwise specifically provided in this Lease, no amendment, modification, or supplement to this Lease shall be valid or binding unless set out in writing and executed by the parties hereto in the same manner as the execution of this Lease.

21.07 Construed Covenants and Severability. All of the provisions of this Lease are to be construed as covenants and agreements as though the words importing such covenants and agreements were used in each separate Article hereof. Should any provision of this Lease be or become invalid, void, illegal or not enforceable, it shall be considered separate and severable from the Lease and the remaining provisions shall remain in force and be binding upon the parties hereto as though such provision had not been included.

21.08 No Implied Surrender or Waiver. No provisions of this Lease shall be deemed to have been waived by Landlord unless such waiver is in writing signed by Landlord. Landlord's waiver of a breach of any term or condition of this Lease shall not prevent a subsequent act, which would have originally constituted a breach, from having all the force and effect of any original breach. Landlord's receipt of Rent with knowledge of a breach by Tenant of any term or condition of this Lease shall not be deemed a waiver of such breach.

Landlord's failure to enforce against Tenant or any other tenant in the Building any of the Rules and Regulations made under Article 14.00 shall not be deemed a waiver of such Rules and Regulations. No act or thing done by Landlord, its agents or employees during the Term shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept a surrender of the Premises shall be valid, unless in writing signed by Landlord. The delivery of keys to any of Landlord's agents or employees shall not operate as a termination of this Lease or a surrender of the Premises. No payment by Tenant, or receipt by Landlord, of a lesser amount than the Rent due hereunder shall be deemed to be other than on account of the earliest rent to fail due of any unpaid installment of rent, nor shall any endorsement or statement on any cheque or any letter accompanying any cheque, or payment as Rent, be deemed an accord and satisfaction, and Landlord may accept such cheque or payment without prejudice to Landlord's right to recover the balance of such Rent or pursue any other remedy available to Landlord.

21.09 Tenant agrees with Landlord not to register this lease but the Tenant shall have the right to register Notice of the Lease which the Landlord agrees to execute in such form as the Landlord shall have approved at the Tenant's expense.

21.10 Area Determination. All calculations of area for the purposes of this Lease will be effected by Landlord on such reasonable basis as Landlord shall determine. If any calculation or determination by the Landlord of the common area or rentable area of any premises is disputed or called into question, it shall be calculated or determined by the Landlord's architect from time to time appointed for the purpose, whose certificate shall be conclusive.

21.11 Successors Bound. Except as otherwise specifically provided, the covenants, terms, and conditions contained in this Lease shall apply to and bind the heirs, successors, executors, administrators and assigns of the parties hereto.

21.12 Environment. The Tenant warrants that neither the Premises nor any other part of the Building or Land will be used in any manner which will deposit in, add to, emit or discharge into the natural environment or into the Building or Land, any contaminant, including any solid, liquid, gas, odour, heat, sound, vibration, radiation, or a combination thereof, resulting directly or indirectly from the activities of the Tenant or its subtenants, assignees, agents, contractors, invitees, or licensees which:

(a) impairs the quality of the natural environment or the Building or the Building's systems;

(b)  causes damage to property, plant, or animal life;

(c)  causes material discomfort or harm to any person;

(d)  adversely impairs the health or safety of any person;

(e)  renders any property, plant or animal life unfit for human use; or

(f)  interferes with the normal conduct of business.

The Tenant will neither construct, alter or replace any structure, equipment, apparatus, or mechanism which may emit or discharge any contaminant into any part of the natural environment or the Building or Land nor alter any process or rate of production with the result that a contaminant may be emitted or discharged into the natural environment or the Building or Land without first obtaining a Certificate of Approval for the methods or devices to be used to control the emission or discharge from a Director appointed by the Ministry of the Environment pursuant to Section 4 of the Environmental Protection Act, R.S.O. c. 141, and providing a copy and obtaining a receipt therefore from the Landlord.

The Tenant shall at the date of termination of this Lease, remove at its sole cost and expense any and all waste resulting from the Tenant's use and occupation of the Premises including, without limitation, ashes, garbage, refuse, industrial or domestic waste.

The Tenant shall comply at all times with the provisions of the Environmental Protection Act, R.S.O., 1980, c. 141, including any and all regulation made from time to time pursuant to Section 146 c (iii) and any amendments thereto.

The Tenant agrees to indemnify the Landlord against any costs or expenses of any nature arising as a result of any use or condition caused by the Tenant, after Commencement Date, of the Building or Land violating any applicable federal, provincial, municipal, or local laws, regulations, orders or approvals of authorities having jurisdiction over environmental matters or arising as a result of the Tenant's failure to comply with any of the provision of this
Section 21.12. The Tenant's obligations as set out in this Section 21.12 shall survive the expiry or earlier termination of this Lease.

IN WITNESS WHEREOF the parties hereto have executed this indenture by affixing their corporate seals by their authorized officers in that behalf, or by Tenant's signature hereto, as the date first above written.

Witness                              LANDLORD:


                                     448048 ONTARIO INC. and FIRST UNITED REAL
                                     ESTATE  INVESTORS INC. (a Joint Venture
                                     operating as 4211 YONGE STREET)

/s/                                  Per: /s/
------------------------                  -------------------------------------
                                          Name:

                                     Per: /s/
                                          -------------------------------------
                                          Name: Brigs

                                     We have authority to bind the Corporation.


                                     TENANT:


                                     IMI INTERNATIONAL MEDICAL INNOVATIONS INC.

/s/                                  Per: /s/ Brent Norton
------------------------                  -------------------------------------

                                     Name: Brent Norton

                                     Per: _____________________________________
                                          Name:



                                      We have authority to bind the Corporation.

                                  Appendix "A"



                               [Map of floor plan]

                                 EXHIBIT "A (i)"

LANDLORD'S WORK

The Landlord at its own expense, shall conduct the following work in the Premises (the Landlord's Work"):

1. Supply and install standard base building standard carpet (minimum 28oz.) in the Premises, carpet to the selected by the Landlord and approved by the Tenant;

2.   Paint the entire Premises, colours to be selected by the Landlord;

3. Construct a maximum of six (6) offices and one (1) storage room with base building doors and frames in the Premises, space plan to be finalized between the Landlord and the Tenant:

4. Conduct all HVAC and lighting adjustments to the Premises as required under the final space plan;

5. Supply an install a maximum of ten (10) base building electrical outlets in the Premises.


TENANT'S WORK

None.


                                EXHIBIT "A (ii)"

                      4211 YONGE STREET--LEGAL DESCRIPTION

     ALL AND SINGULAR that certain parcel or tract of land and premises situate, lying and being in the City of North York, in the Municipality of Metropolitan Toronto and being composed of Lots 16, 17, 18 and 19 Plan 3549 filed in the Land Registry Office for the Registry Division of Toronto Boroughs (No. 64) and part of Lot 12, Concession 1, East of Yonge Street, all of which is now designated as Parts 2, 3, 9, and 10 on Plan 64R-8887 deposited in the Land Registry Office.

     SUBJECT to an easement in favour of the Municipality of Metropolitan Toronto over the said Parts 3 and 9 on Plan 64R-8887 being a permanent sub-surface easement or right in the nature of an easement on, under and across the said parts as more particularly set forth in the registered Instrument No. 537301 North York.

                                   EXHIBIT "B"

                              LEASE OF OFFICE SPACE

SECTION 1.00      WORDS AND PHRASES

          1.01 Definitions In this Lease, including this Exhibit:

               (a) "Architect" means such firm of professional architects or engineers as Landlord may from time to time engage for preparation of construction drawings for the building or for general supervision of architectural and engineering aspects and operations thereof and includes any consultant(s) from time to time appointed by Landlord or the Architect whenever such consultant(s) is acting within the scope of his appointment and specialty.

               (b) "Common Areas" means at any time those portions of the Land and Building which are not leased or designated for lease to tenants but are provided to and used in common by Landlord, Tenant, and other tenants of the Building or by their sublessees, agents, employees, customers or licensees, whether or not the same are open to the general public, and shall include any fixtures, chattels, systems, decor, signs, facilities, or landscaping contained therein or maintained or used in connection therewith, and shall be deemed to include the city sidewalks adjacent to the Land and any pedestrian walkway system, park, or other public facility in respect of which Landlord is from time to time subject to obligations in its capacity as owner or tenant of the Land and/or Building as same may be altered, expanded, reduced or improved from time to time by Landlord in its discretion.

               (c) "Section" means a section of the Lease, including all Exhibits and Schedules attached hereto.

               (d) "Normal Business Hours" Except as otherwise specifically provided in this Lease, normal business hours for the Building shall be from 8:00 am. to 6:00 p.m. Monday through Friday, excluding days which are legal or statutory holidays in the jurisdiction in which the Building is located.

SECTION 2.00      DETERMINATION OF OCCUPANCY COST

          2.01 Definitions In this Section 2.

               (a) "Taxes" means the aggregate of all taxes, rates, charges, levies, and assessments including local improvements accruing in respect of the calendar year in which the Fiscal Year begins and imposed by any competent authority upon or in respect of the Land and Building including any tax imposed on the capital invested therein and business tax, including Commercial Concentration Tax and Goods and Services Tax, levied against the Landlord in its capacity as Landlord. In determining Taxes, any corporate income, profits or excess profit taxes imposed upon the income of Landlord and any other impost of a personal nature charged or levied against Landlord shall be excluded, except to the extent that such is levied in lieu of taxes, rates, charges, or assessments in respect of the Land or improvements thereon.

               (b) "HVAC Cost" means the costs in the Fiscal Year for the operation, repair, and maintenance of the systems for heating, ventilating, and air conditioning the Building.

               (c) "Square Feet in the Building" means 161,557 rentable square feet, provided that if from time to time there is a material change in the rentable area of the Building, the Square Feet in the Building shall, until any further change, mean the number of rentable square feet in the Building determined on the basis set out in Article 21.10 of the Lease, on completion of that change.

               (d) "Square Feet in the Premises" means approximately 2,309 rentable square feet.

         2.02 Occupancy Costs Occupancy Costs for any Fiscal Year shall be an amount equal to Operating Cost in respect of such Fiscal Year multiplied by the rentable Square Feet in the Premises.

         2.03 Determination of Operating Cost "Operating Cost" means an amount per rentable square foot in respect of a Fiscal Year (calculated to the nearest cent) established in accordance with generally accepted accounting principles and confirmed in a certificate of Landlord, and equal to the sum of the following costs, divided by the Square Feet in the Building:

               (a) all net costs, charges, and expenses which arise out of the operation, maintenance, repair and replacement of the Land and Building, to the standards of a prudent landlord, including without limitation Taxes, insurance and HVAC Costs, and wages and salaries of all persons employed to operate, repair, manage and maintain the Building, and including all capital improvements to the Building, including all machinery, equipment, facilities, systems and fixtures located therein (with costs of a capital nature being depreciated or amortized over the useful life of the improvement and the depreciated or amortized amount and interest being included);

               (b) all net expenses after the date any space in the Building was first occupied by any tenant and properly allocable to such Fiscal Year for any capital improvement or structural repair to the Building required by any change in the laws, rules, regulations or orders or any governmental or quasi-governmental authority having jurisdiction or incurred to reduce any item of cost or expense, which costs or expenses shall be depreciated or amortized over the useful life of the capital improvement or structural repair, and the depreciated or amortized amount and interest being included; and

               (c) a charge for offsite management overhead equal to fifteen percent (15%) of the sum of 2.03 (a) and (b) in such Fiscal Year.

         2.04 Limitation on Operating Cost In determining Operating Cost, the cost (if any) of the following shall be excluded except as specifically provided in Section 2.03:

             (a)  capital tax:

             (b) depreciation or amortization of the Building or any component of it (except for replacement cost of equipment or any items requiring periodic replacement);

             (c) ground rent (if any), depreciation, amortization, and interest on and capital retirement of debt: and,

             (d)  tenant improvements and leasing commissions.

       2.05 When Services Are Not Provided Notwithstanding Section 2.03, when and if any service (such as janitor service) which is normally provided by Landlord to tenants of the Building in their premises:

             (a) is not provided by Landlord in the Premises under the specific terms of this Lease, in determining Occupancy Costs for Tenant hereunder the cost of such service (except as it relates to Common Areas) shall be excluded, and,

             (b) is not provided by Landlord in a significant portion of the Building, in determining Occupancy Costs for Tenant hereunder the cost of such service shall be divided by the difference between the Square Feet in the Building and the number of rentable square feet (determined on the basis set out in Section 3.01 of Exhibit B) in the Building in which Landlord does not provide such service.

       2.06 Partial Fiscal Year If the Term commences after the beginning of or terminates before the end of a Fiscal Year, any amount payable by Tenant under Section 2.02 shall be adjusted proportionately.

SECTION 3.00      MIXED OFFICE/RETAIL BUILDINGS

       3.01 Should the Building combine a retail concourse and Office floors and any Operating Cost be incurred in respect of both component areas the Operating Cost shall be determined separately for each component area and operating costs for the office floors shall comprise:

             (a) costs that are identifiable and separable as relating to the office floors alone, and,

             (b) percentage of costs that are identifiable as relating to both component areas, and to the extent such cost relates to each area and is inseparable between the areas.

SECTION 4.00      LOADING AND UNLOADING

       4.01 The delivery and shipping of merchandise, supplies, fixtures, and other materials or goods of whatsoever nature to or from the Premises and all loading, unloading, and handling thereof shall be done only at such times, in such areas, by such means, and through such elevators, entrances, malls, and corridors as are designated by Landlord.

       4.02 Landlord accepts no liability and is hereby relieved and released by Tenant in respect of the operation of delivery facilities for the Building, or the adequacy thereof, or of the acts or omissions of any person or persons engaged in the operation thereof, or in the acceptance, holding, handling, delivery or dispatch, or failure of any acceptance, holding, handling or dispatch, or any error, negligence or delay therein.

         4.03 Landlord may from time to time make and amend regulations for the orderly and efficient operation of the delivery facilities for the Building, and may require the payment of reasonable and equitable charges for delivery services and demurrage provided by Landlord.

SECTION 5.00  UTILITY CHARGES AND SERVICES

         5.01 Notwithstanding the provisions of Article 6.02 (c) and (e) of this Lease, during Term electricity provided to the Premises (except that required for heating, ventilating, and air conditioning other than supplemental heating, ventilating and air conditioning equipment) shall be at Tenant's expense.

         5.02 If electricity to the Premises is not separately metered but is supplied to Tenant through a meter common to other tenants in the Building, Landlord shall pay the costs of such electricity and apportion such costs pro rata among all those tenants supplied through the common meter based on the proportion of each tenants' floor space to the aggregate of floor space of all the tenants so supplied. Upon receipt of Landlord's statement of such apportionment, Tenant shall pay to Landlord the amount shown on such statement. If Landlord shall from time to time reasonably determine that the use of any electricity in the Premises is disproportionate to the use of other tenants, Landlord may adjust Tenant's share of the cost thereof from a date reasonably determined by Landlord to take equitable account of the disproportionate use.

         5.03    Landlord may elect by notice to Tenant:

                 (a)  to estimate the amounts for which Tenant is liable under
                      Section 6.02, and,

                 (b) to require Tenant to pay those amounts in monthly installments at the times and in the manner provided under this Lease for Base Rent.

         5.04 Notwithstanding the provisions of Article 6.04 of this Lease, the Tenant shall pay to Landlord upon receipt of Landlord's statement a reasonable amount in respect of replacement of building standard fluorescent tubes, light bulbs, and ballasts in the Premises as required from time to time and of the costs of cleaning, maintaining, and servicing of the electric lighting fixtures in the Premises. Landlord's costs shall be reasonable and consistent for all tenants of the Building including Tenant.

                                                                     EXHIBIT "C"

                              RULES AND REGULATIONS

1. Security   Landlord may from time to time adopt appropriate systems and procedures for the security or safety of the Building, any persons occupying, using or entering the same, or any equipment, finishings or contents thereof, and Tenant shall comply with Landlord's reasonable requirements relative thereto.

2. Locks      Landlord may from time to time install and change locking
mechanisms on entrances to the Building, common areas thereof, and the Premises, and (unless 24 hour security is provided by the Building) shall provide to Tenant reasonable number of keys and replacements therefor to meet the bona fide requirements of Tenant. In these rules "keys" include any device serving the same purpose. Tenant shall not add to or change existing locking mechanisms on any door in or to the Premises without Landlord's prior written consent. If with Landlord's consent, Tenant installs lock(s) incompatible with the Building master locking system:

   (a) Landlord, without abatement of Rent, shall be relieved of any obligation under the Lease to provide any service to the affected areas which require access thereto,

   (b) Tenant shall indemnify Landlord against any expense as a result of forced entry thereto which may be required in an emergency, and,

   (c) Tenant shall at the end of the Term and at Landlord's request remove such lock(s) at Tenant's expense.

3. Return of Keys   At the end of the Term, Tenant shall promptly return to
Landlord all keys for the Building and Premises which are in possession of Tenant.

4. Windows   Tenant shall observe Landlord's rules with respect to maintaining window coverings at all windows in the Premises so that the Building presents a uniform exterior appearance, and shall not install any window shade screens, drapes, covers or other materials on or at any window in the Premises without Landlord's prior written consent. Tenant shall ensure that window coverings are closed on all windows in the Premises while they are exposed to the direct rays of the sun.

5. Repair, Maintenance, Alterations and Improvements   Tenant shall carry out
Tenant's repair, maintenance, alterations and improvements in the Premises only during times agreed to in advance by Landlord and in a manner which will not interfere with the rights of other tenants in the Building.

6. Water Fixtures   Tenant shall not use water fixtures for any purpose for
which they are not intended, nor shall water be wasted by such fixtures. Any cost or damage resulting from such misuse by Tenant shall be paid for by Tenant.

7. Personal Use of Premises    The Premises shall not be used or permitted to be
used for residential, lodging or sleeping purposes or for the storage of personal effects or property not required for business purposes.

8. Heavy Articles   Tenants shall not place in or move about the premises,
without Landlord's prior written consent, any safe or other heavy articles which, in

Landlord's reasonable opinion, may damage the building and Landlord may designate the location of any heavy articles in the premises.

9. Carpet Pads    In those portions of the Premises where carpet has been
provided directly or indirectly by Landlord, Tenant shall at its own expense install and maintain pads to protect the carpet under all furniture having casters other than carpet casters.

10. Bicycles, Animals   Tenant shall not bring any animals or birds into the
Building, and shall not permit bicycles or other vehicles inside or on the sidewalks outside the Building except in areas designated from time to time by Landlord for such purposes.

11. Deliveries    Tenant shall ensure that deliveries of materials and goods to the Premises are made through such entrances, elevators and corridors and at such times as may from time to time be designated by Landlord, and shall promptly pay or cause to be paid to Landlord the cost of repairing any damage in the Building caused by any person making such deliveries.

                                                                 EXHIBIT "C" TWO

12. Furniture and Equipment Tenant shall ensure that furniture and equipment being moved into or out of the Premises is moved through such entrances, elevators and corridors and at such times as may from time to time be designated by Landlord, and by movers or a moving company approved by Landlord and shall promptly pay or cause to be paid to Landlord the cost of repairing any damage in the Building caused thereby.

13     Solicitations  Landlord reserves the right to restrict or prohibit canvassing, soliciting or peddling in the Building.

14     Food and Beverages Only persons approved from time to time by Landlord may prepare, solicit orders for, sell, serve and distribute foods or beverages in the Building, or use the elevators, corridors or common areas for any such purpose. Except with Landlord's prior written consent and in accordance with arrangements approved by Landlord, Tenant shall not permit on the Premises the use of equipment for dispensing food or beverages or for the preparation, solicitation of orders for sale, serving or distribution of food or beverages. Tenant may operate a coffee beverage machine for its own employee consumption.

15. Refuse Tenant shall place all refuse in proper receptacles provided by Tenant at its expense in the Premises or in receptacles (if any) provided by Landlord for the Building, and shall keep sidewalks and driveways outside the Building, and lobbies, corridors, stairwells, ducts and shafts of the Building, free of all refuse.

16. Obstructions Tenant shall not obstruct or place anything in or on the sidewalks or driveways outside the Building or in the lobbies, corridors, stairwells or other common areas of the Building, or use such locations for any purpose except access to and exit from the Premises without Landlord's prior written consent. Landlord may remove at Tenant's expense any such obstruction or thing (unauthorized by Landlord) without notice or obligation to Tenant.

17. Dangerous or Immoral Activities Tenant shall not make any use of the Premises which involves the danger of injury to any person, not shall the same be used for any immoral purpose.

18. Proper Conduct Tenant shall not conduct itself in any manner which is inconsistent with the character of the Building as a first quality building or which will impair the comfort and convenience of other tenants in the Building.

19. Employees, Agents and Invitees In these Rules and Regulations, Tenant includes the employees, agents, invitees and licensees of Tenant and others permitted by Tenant to use or occupy the Premises.

                                                                     EXHIBIT "D"

                        SUPPLEMENTAL TERMS AND CONDITIONS
                        ---------------------------------

1)     BASE RENT

       The Tenant shall pay to the Landlord as Base Rent for the Premises the following sum of monies per annum in respect of the Term stated. The sum of monies is payable in advance without deductions in equal monthly installments, payable on the Commencement Date and on the first day of each calendar month. The sum shall be adjusted accordingly should the certificate of the Landlord's architect now or thereafter, disclose a variation in the area stated herein.

              YEARS     PER ANNUM         PER MONTH        NET RATE
                                          (per sq. ft.)

              1-2       $34,635.00        $2886.25          $15.00
              3         $36,944.00        $3078.67          $16.00
              4-5       $41,562.00        $3463.50          $18.00

2)     NET LEASE

       It is the intention of parties that save as otherwise provided herein the Lease shall be on a net basis, carefree to the Landlord.

3)     POST-DATED CHEQUES

       Upon request by the Landlord at any time throughout the Term of the Lease, the Tenant shall submit post-dated cheques towards the payment of all Base Rent and Additional Rent as required and due under the Lease.

4)     CONDITIONS TO TENANT'S RIGHTS

       Provided:

       a) the Tenant pays the Rent and other sums payable hereunder and performs each and every of the covenants, provisos and agreements herein contained on the part of the Tenant to be paid and performed, punctually and in accordance with the provisions of this Lease;

       b) the Tenant has not become insolvent or bankrupt, and has not made any assignment for the benefit of creditors and has not, becoming bankrupt or insolvent, taken the benefit of any Act now or hereafter in force for bankrupt or insolvent debtors;

       c) a petition in bankruptcy has not been filed against the Tenant, and no proceedings have been commenced respecting the winding-up or termination of the existence of the Tenant;

       d) no receiver or other person has taken possession or effective control of the assets or business of the Tenant or a substantial portion thereof pursuant to any security or other agreement or by any other means whatsoever, and there are no outstanding writs of execution against the Tenant;

       e) The Tenant has not assigned the Lease or sublet or permitted a change in occupancy of any portion or portions of the Premises, and there has been no change in ownership of the majority of the capital stock of the Tenant and no change in the name under which the business on the Premises is conducted; and

       f) The Tenant has continuously occupied all of the Premises for the conduct of business in accordance with the terms of this Lease;

       then and only then shall the rights conferred under Section 5 of this Exhibit D be applicable.

                                                               EXHIBIT "D" - TWO

       5)     OPTION TO EXTEND

       a) Subject to the conditions outlined in the Landlord's standard Lease document, the Tenant shall have the right to extend this Lease for a further term of Five (5) years after the expiry of the Lease Term (the "Extension Term"). Such extension shall be on the terms and conditions of the Landlord's then current standard form of lease for the Building, and (i) there shall be no further right to extend after the expiry of the Extension Term, (ii) the Base Rent shall be such increased amount as determined pursuant to Subsection (b) of this Section, and (iii) there shall be no tenant's allowance or rent-free period for the Extension Term and the Premises shall be accepted by the Tenant in "as is" condition at the commencement of the Extension Term without the Landlord being required to perform any work. Such extension right shall be exercisable by notice to the Landlord by not later than six (6) months, and not earlier than twelve (12) months, prior to the expiry of the Lease Term hereof, failing which, such right shall be null and void and forever extinguished.

       b) The Base Rent for the Extension Term shall be the greater of (I) Eighteen Dollars ($18.00) per rentable square foot, and (ii) the fair market rent for the Premises ("Fair Market Rent"). As used herein, Fair Market Rent means the annual rental which could reasonably be obtained by the Landlord for the Premises from a willing tenant or willing tenants dealing at arms' length with the Landlord in the market prevailing for a term commencing on the commencement date of the Extension Term, having regard to all relevant circumstances including the size and location of the Premises, the facilities afforded, the terms of the lease thereof (including its provisions for Additional Rent), the condition of the Premises and the extent and quality of the improvements therein (disregarding the Tenant's trade fixtures and also disregarding any deficiencies in the condition and state of repair of the Premises as a result of the Tenant's failure to comply with its obligations hereunder in respect of the maintenance and repair of the Premises) and having regard to rentals currently being obtained for space in the Building and for comparable space in other buildings comparably located. The Fair Market Rent for the Extension Term shall be as agreed upon between the Landlord and the Tenant or, failing agreement by the Landlord and the Tenant by not later than three (3) months prior to the expiry of the Term hereof, the Fair Market Rent shall be established in the manner set out in subsection (c) of this section. In the event that the Base Rent payable during the Extension Term has not been determined prior to the commencement of the Extension Term, then until such determination has been made, the Tenant shall pay Base Rent at a rate equal to one hundred and fifty percent (150%) of the Base Rent payable during the last year of the original Term hereof. Upon determination of the Base Rent for the Extension Term, either Landlord shall pay to the Tenant any excess, or Tenant shall pay to Landlord any deficiency, in the payments of Base Rent previously made by the Tenant.

       c) Either the Landlord or the Tenant (the "Requesting Party") shall be entitled to notify the other party hereto (the "Receiving Party") of the name of an expert for the purpose of determining the Fair Market Rent. Within fifteen (15) days after such notice from the Requesting Party, the Receiving Party shall notify the Requesting Party either approving the expert proposed by the Requesting Party or naming another expert for the purpose of determining the Fair Market Rent. Should the Receiving Party fail to give notice to the Requesting Party within the

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              said fifteen (15) day period, the expert named in the notice given by the Requesting Party shall perform the expert's functions hereinafter set forth. If the Landlord and the Tenant are unable to agree upon the selection of the expert within fifteen (15) days after such notice from the Receiving Party to the Requesting
              Party, then either party shall be entitled to apply to a court to appoint an expert in the same manner as an arbitrator may be appointed by a court under the Arbitrations Act of Ontario. The expert appointed, either by the Landlord and/or the Tenant or by a court, shall be qualified by education, experience and training to value real estate for rental purposes in the Province of Ontario and have been ordinarily engaged in the valuation of real property in the municipality in which the Building is located for at least the preceding five (5) years. Within thirty (30) days after being appointed, the expert shall make a determination of the Fair
              Market Rent for the Extension Term, without receiving evidence from either the Landlord or the Tenant.

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                                                             EXHIBIT "D" - THREE

         The cost of such determination of the expert as to the Fair Market Rent and costs of the procedure shall be shared equally by the Landlord and the Tenant shall be conclusive and binding upon the Landlord and the Tenant and not subject to appeal.

    6)   FIXTURING PERIOD/RENT FREE PERIOD

         The Tenant shall be allowed a fixturing period commencing May 15, 2000 until June 30, 2000 (the "Fixturing Period") for the purpose of modifying leasehold improvements, installing furniture, telephones, computers and other office equipment and the commencement of business if desired. The Fixturing Period shall be "gross rent" free whereby the Tenant shall not be responsible for Base Rent or Occupancy Costs or Parking during the Fixturing Period.

    7)   PARKING

         a) Throughout the Term, the Tenant shall have the right to use a maximum of Five (5) spaces for parking Five (5) automobiles (the "Underground Parking Spaces") in the underground parking facility (the "Parking Garage"), at the Building in such locations as designated from time to time by the Landlord or the operator of the Parking Garage, and subject to the terms set out below. For each such Underground Parking Spaces, the Tenant shall pay to the Landlord, the prevailing monthly rates charged for the use of Underground Parking Spaces, the current monthly rental being Eighty-Five Dollars ($85.00) per space per month plus applicable taxes.

         b) The Tenant shall ensure that the Landlord is at all times in possession of up-to-date information as to the owner, license plate number and description of each automobile authorized to use such Underground Parking Spaces.

         c) The Landlord may from time to time make and amend such rules and regulations for the management and operation of the Parking Garage as the Landlord shall determine and the Tenant and all persons under its control, including without limitation, all users of the Underground Parking Spaces, shall be bound by and shall comply with all of such rules and regulations of which notice is given to the Tenant from time to time and all of such rules and regulations shall be deemed to be incorporated into and form a part of this Lease.

         d) If the Tenant or any person permitted by the Tenant to use any of the Underground Parking Spaces fails to comply with the provisions of this Lease in respect of the Underground Parking Spaces, including without limitation, the rules and regulations from time to time applicable to the Parking Garage and the prompt payment of parking charges as required by the Landlord, then the Landlord shall have the right to terminate or suspend the privileges of the offending party to use the Parking Garage, provided that the exercise of such right by the Landlord shall not limit or affect the obligation of the Tenant hereunder to pay for all Underground Parking Spaces.

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         e)   No motor vehicle other than a private passenger automobile station wagon or van shall be parked on or in any part of the Garage, nor shall any repairs other than emergency repairs immediately necessary for operation of a vehicle be made to any motor vehicle in or on the Parking Garage, and no motor vehicle shall be driven other than on a driveway or in the Parking Garage.

         f) It is understood and agreed that the Landlord is not responsible for theft of or damage to the vehicle or its equipment or articles left in the vehicle.

         g) It is understood and agreed that no vehicle powered by propane, hydrogen or natural gas are allowed in the Underground Parking Garage.

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                                                                EXHIBIT "D" FOUR

8)   SECURITY DEPOSIT

     a) The Tenant shall, upon execution of this Lease, deposit with the Landlord as security for faithful performance and observance by the Tenant of the terms, provisions, covenants and conditions of this Lease, and any modification, extension or renewal thereof, the sum of Five Thousand Dollars ($5,000.00) hereinafter called the "Deposit".

         b)  Retain, Use, or Apply    The Landlord may, at its sole option,
         retain, use, or apply the whole or any part of the Deposit to the extent required for payment of any:

             (i)   Base Rent

             (ii)  Occupancy Costs or Additional Rent

             (iii) Other sums as to which the Tenant is obligated to pay under this Lease;

             (iv) Sums that the Landlord may expend or may be required to expend by reason of the Tenant's default of this Lease;

             (v) Loss or damage that the Landlord may suffer by reason of the Tenant's default, including, without limitation, any damages incurred by the Landlord or deficiency resulting from the reletting of the Premises, whether such damages or deficiency accrues before or after summary proceedings or other re-entry by the Landlord; or

             (vi) Costs incurred by the Landlord in connection with the cleaning or repair of the Premises upon expiration or earlier termination of this Lease.

     c)  Remedies Neither Affect nor Are Affected by the Deposit    In no event
         shall the Landlord be obligated to apply the Deposit; and Landlord's right to bring an action or special proceeding to recover damages or otherwise to obtain possession of the Premises before or after the Landlord's declaration of the termination of this Lease for non-payment of rent or for any other reason shall not be affected by reason of the fact that the Landlord holds the Deposit.

     d)  Not a Limitation on Damages    The Deposit will not be a limitation of
         the Landlord's damages or other rights and remedies available under this Lease, or at law or equity; nor shall the Deposit be a payment of liquidated damages.

     e)  Not an Advance on Rent    The Deposit will not be an advance payment of
         the Rent.

     f)  Restore Used Portion   If the Landlord uses, applies, or retains all or
         any portion of the Deposit, the Tenant will restore the Deposit to its original amount within five (5) days after written demand from the Landlord. The

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              Tenant shall be in Default if the Tenant fails to timely comply with this Paragraph.

         g)   Deposit May Be Commingled    The Landlord shall not be required to
              keep the Deposit separate from its own funds, and may commingle the Deposit with its own funds, except as required by law.

         h)   Non interest Bearing Account    The Landlord shall not be required
              to keep the Deposit in an interest-bearing account. If the Landlord keeps the Deposit in an interest-bearing account, the Landlord shall receive all of the interest that accrues.

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                                                              EXHIBIT "D" - FIVE

      i) Return of the Deposit   If the Tenant shall fully and faithfully comply
      with all the terms, provisions, covenants, and conditions of this Lease, and any modification, extension, or renewal thereof, any part of the Deposit not used, applied, or retained by the Landlord shall be returned to the Tenant within sixty (60) days after the Tenant has discharged all of its obligations under this Lease, and any modification, extension, or renewal thereof, but no earlier than the termination date of this Lease or any renewal or extension thereof.

      j) Return the Deposit to Assignee    However, if the Landlord, in its sole
      discretion, has sufficient evidence that the Deposit has been assigned to an assignee of this Lease, the Landlord will return the deposit to the assignee and the Landlord shall thereupon be released by the Tenant from all liability for the return of the Deposit to the Tenant.

      k) Doesn't Make Lease Effective     The acceptance by the Landlord of the
      Deposit submitted by the Tenant shall not render this Lease effective unless and until the Landlord shall have executed and delivered to the Tenant a fully executed copy of this Lease.

9)    DEPOSIT

      The Tenant shall remit a payment to the Landlord or the Tenant's real estate agent in the amount of Fifteen Thousand Dollars ($15,000.00) as a deposit of application on account towards the first two (2) months Base
      (net) Rent, Additional Rent and G.S.T. due under this Lease with any excess being applied to the next month's Rent.

10)   ALTERATIONS OF THE BUILDING/RELOCATION OF THE PREMISES

      At any time or times, the Landlord shall have the right to make any changes in, additions to, deletions from or relocations of any part of the Building including the Premises and any of the Common Areas (any of which are herein referred to as "Changes") as the Landlord shall consider desirable. If the Landlord makes any Changes to the Premises, including relocation of the Premises, the Landlord shall ensure that the Premises, as affected by such Changes shall be substantially the same in size and shall be in all other material respects reasonably comparable to the Premises originally demised hereby, and Landlord shall make reasonable commercial efforts to relocate the Tenant to Premises that are in close and reasonable proximity to elevator banks of the floor in which the relocated Premises are situated.

      If the Premises are relocated as a result of such Changes, the Landlord shall be responsible for the direct cost of moving the Tenant to the relocated Premises and constructing replacement leasehold improvements therein, but not for any indirect costs or losses of claim on account of the exercise by the Landlord of any of its rights under this Section. The Landlord shall make any such Changes as expeditiously as is reasonably possible and so as to interfere as little as is reasonably possible with the Tenant's business on the Premises. The Landlord shall give the Tenant a minimum of ninety (90) days notice prior to relocating the Tenant.

                                                              EXHIBIT "D" - FIVE

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         The Tenant acknowledges that portions of the Building may be under construction during the Term, and that such construction activities may cause temporary noise and disturbance to existing tenants of the Building. The Landlord will use reasonable efforts to minimize interference with the Tenant's occupation of the Premises as a result of such construction activities, but the Tenant acknowledges that in no event shall any noise or other disturbance caused by such construction constitute a breach of the Tenant's right to quiet enjoyment of the Premises.

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